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                                                               Exhibit (a)(1)(E)

                             BAYCORP HOLDINGS, LTD.

               OFFER TO PURCHASE FOR CASH UP TO 8,500,000 SHARES
          OF ITS COMMON STOCK AT A PURCHASE PRICE OF $14.85 PER SHARE

BAYCORP HOLDINGS, LTD.'S OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON MARCH 3, 2003, UNLESS THE OFFER IS EXTENDED. BAYCORP HOLDINGS, LTD. MAY EXTEND THE OFFER PERIOD AT ANY TIME.

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated January 31, 2003, and the related Letter of Transmittal in connection with the offer by BayCorp Holdings, Ltd., a Delaware corporation, to purchase for cash up to 8,500,000 shares of its common stock, par value $.01 per share, at a price of $14.85 per share, net to the seller in cash, without interest. All shares acquired in the tender offer will be purchased at the same price.

     BayCorp Holdings, Ltd.'s offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase and in the related Letter of Transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer.

     Only shares properly tendered and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered may not be purchased if more than 8,500,000 shares are tendered or if the number of shares tendered would result in a 45% or greater "Change in Control," as that term is defined in Internal Revenue Code sec. 382. All shares tendered and not purchased because of proration or the conditional tender procedures, will be returned at BayCorp Holdings, Ltd.'s expense as soon as practicable following the expiration date. The 8,500,000 Shares that BayCorp Holdings, Ltd. is offering to purchase includes any options to purchase Shares that have been granted to directors and are currently exercisable and that a director elects to have BayCorp Holdings, Ltd. purchase and terminate in lieu of the director exercising the option and tendering the Shares. All references in the Offer to Purchase to the purchase of 8,500,000 Shares or up to 8,500,000 Shares include in that number the repurchase by BayCorp Holdings, Ltd. of such options granted to directors, regardless of whether that is expressly stated.

     BayCorp Holdings, Ltd. reserves the right, in its sole discretion, to purchase more than 8,500,000 shares pursuant to the offer, subject to applicable law.

     Upon the terms and conditions of BayCorp Holdings, Ltd.'s offer, if more than 8,500,000 shares (or such lower number of shares selected by BayCorp Holdings, Ltd. to avoid a 45% or greater "Change in Control") are properly tendered and not properly withdrawn, BayCorp Holdings, Ltd. will purchase properly tendered shares in the following order:

          1. First, all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who

             (a) tenders all shares owned (beneficially or of record) by the odd lot holder (tenders of less than all the shares owned will not qualify for this preference); and

             (b) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

          2. Second, after purchase of all the forgoing shares, all shares conditionally tendered in accordance with Section 9 of the Offer to Purchase, for which the condition was satisfied, and all other shares tendered properly and unconditionally and not withdrawn prior to the expiration date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 of the Offer to Purchase; and
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          3.  Third, if necessary, shares conditionally tendered and not withdrawn prior to the expiration date, for which the condition was not satisfied, selected by random lot in accordance with Section 9 of the Offer to Purchase.

     A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

     We call your attention to the following:

          1. You must follow the procedures for properly tendering your shares described in the Offer to Purchase and accompanying Letter of Transmittal.

          2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

          3. The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the Offer to Purchase.

          4. The tender offer and withdrawal rights will expire at 12:00 midnight, Eastern Standard Time, on March 3, 2003, unless BayCorp Holdings, Ltd. extends the tender offer.

          5. The tender offer is for up to 8,500,000 shares, constituting approximately 91% of the shares outstanding as of December 1, 2002 and the shares subject to options that are currently exercisable or exercisable prior to the Expiration Date.

          6. Tendering shareholders who are registered shareholders or who tender their shares directly to American Stock Transfer and Trust Company, the Depository, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on BayCorp Holdings, Ltd.'s purchase of shares under the tender offer.

          7. If you are an odd lot holder, meaning that you own beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares before the expiration date and check the box captioned "Odd Lots" in the attached instruction form, BayCorp Holdings, Ltd., upon the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered and not properly withdrawn.

          8. The board of directors of BayCorp Holdings, Ltd. has approved the tender offer. However, neither BayCorp Holdings, Ltd. nor its board of directors makes any recommendation to shareholders as to whether they should tender or not tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender. BayCorp Holdings, Ltd.'s directors and executive officers have advised BayCorp Holdings, Ltd. that they intend to tender some or all of their respective shares or to request the repurchase of some or all of their respective options in the tender offer.

          9. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

     You may condition your tender on BayCorp Holdings, Ltd. purchasing a minimum number of your tendered shares. In such case, if, as a result of the preliminary proration provisions in the Offer to Purchase, BayCorp Holdings, Ltd. would purchase less than such minimum number of your shares, then BayCorp Holdings, Ltd. will not purchase any of your shares, except as provided in the next sentence. In such case, if, as a result of conditionally tendered shares not being purchased, the total number of shares that would have been purchased is less than 8,500,000 shares (or such lower number of shares chosen by BayCorp Holdings,

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Ltd. to avoid 45% or greater "Change in Control"), then BayCorp Holdings, Ltd.
will select, by random lot, for purchase from shareholders who tender all their shares, conditionally tendered shares for which the condition, based on a preliminary proration, has not been satisfied. See Section 1 of the Offer to Purchase.

     The offer is being made to all holders of shares. BayCorp Holdings, Ltd. is not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If BayCorp Holdings, Ltd. becomes aware of any valid state statute prohibiting the making of the offer, then BayCorp Holdings, Ltd. will make a good faith effort to comply with such statute. If, after such good faith effort, BayCorp Holdings, Ltd. cannot comply with such statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in such state. In those jurisdictions whose securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of BayCorp Holdings, Ltd. by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

     Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

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                                INSTRUCTION FORM

          INSTRUCTIONS FOR TENDER OF SHARES OF BAYCORP HOLDINGS, LTD.

     By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated January 31, 2003, and the related Letter of Transmittal in connection with the offer by BayCorp Holdings, Ltd., a Delaware corporation, to purchase shares of its common stock, $.01 par value per share. BayCorp Holdings, Ltd. is offering to purchase up to 8,500,000 shares at a price of $14.85 per share, net to the seller in cash, without interest. BayCorp Holdings, Ltd.'s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer.

     This will instruct us to tender to BayCorp Holdings, Ltd., on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

Number of Shares to be tendered:  ------------------------------ shares.

(Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

                                    ODD LOTS

[ ] Check this box ONLY if you own, beneficially or of record, an aggregate of fewer than 100 shares and are tendering all of your shares.

     Odd Lots Cannot Be Conditionally Tendered.
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                               CONDITIONAL TENDER

     You may condition your tender of shares on BayCorp Holdings, Ltd. purchasing a specified minimum number of your tendered shares, as described in
Section 9 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by BayCorp Holdings, Ltd. in the offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

[ ] The minimum number of shares that must be purchased, if any are purchased, is: __________ shares.

     If because of proration, the minimum number of shares that you designated above will not be purchased, BayCorp Holdings, Ltd. may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:

[ ]  The tendered shares represent all shares held by me.

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Signature(s):
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Address:
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                                 (INCLUDING ZIP CODE)

Name(s):
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                                     (PLEASE PRINT)

Area Code and Telephone Number:
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Date:
     --------------------------- , 2003

Taxpayer Identification or Social Security Number:
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IMPORTANT:  SHAREHOLDERS ARE ENCOURAGED TO RETURN A COMPLETED FORM W-9 WITH
            THEIR INSTRUCTION FORM.